For Immediate Release

Resonant Names George B. Holmes to the Newly Created Post of President
and Chief Commercial Officer and Joins its Board
-- Seasoned Executive Brings Sales & Marketing and Broad Management Expertise to RF Front End Innovator --

GOLETA, Calif.-February 29, 2016 -- Resonant Inc. (NASDAQ: RESN), a late-stage development company creating innovative filter designs for radio frequency front-ends (RFFEs) for the mobile device industry, today announced it named George B. Holmes to the newly created post of President and Chief Commercial Officer and appointed him to its Board of Directors, effective immediately.

Mr. Holmes brings to Resonant more than 30 years’ leadership experience in sales & marketing and management spanning a broad range of technologies, including semiconductor, optical components and systems and sub-systems for telecom and CATV.

Prior to joining Resonant, Mr. Holmes served as Chief Commercial Officer for Tigo Energy, where he was responsible for expanding the company’s demand creation and market expansion activities. From 2013 to 2015, he worked for Energous, first as Senior Vice President Sales & Marketing then as Chief Commercial Officer where he was responsible for securing development and licensing agreements, overseeing IP strategy and process and spearheading regulatory strategy and tactics. From 2011 to 2013, he served as Vice President of Sales at SolarBridge Technologies, overseeing all sales, business development and sales operations. His prior experience includes senior sales executive roles at Agere Systems (formerly Lucent MicroElectronics), Ortel Corp (acquired by Lucent), Level One Communications and Symmetricom. Mr. Holmes holds a B.A. in Business Administration from the University of Puget Sound and a Diploma in international business from Nyenrode University, Netherlands.

Chief Executive Officer and Co-Founder Terry Lingren, stated, “We are gaining traction in our go-to-market strategy, as evidenced by our most recent announcement of an MOU, and we think George can help propel us toward our goal of having numerous joint development agreements in place that increase our licensing and revenue opportunities. George has a track record of sales and marketing success in addition to his management development expertise. We look forward to benefiting from his leadership.”

George Holmes, added, “This is a tremendous opportunity. As we’ve seen the industry-wide explosion in the complexity of the mobile device’s RF front-end, Resonant’s vision of bringing smaller, cheaper and simpler solutions to the market using its technology, tools and expertise, is truly compelling. I look forward to driving the commercialization of this disruptive change and helping to shape the future of the Company and its mark on the industry.”

In connection with his appointment as President and Chief Commercial Officer, on February 29, 2016, the Company issued to Mr. Holmes an inducement award of restricted stock units for 216,000 shares of common stock. In addition, the Company approved the issuance to Mr. Holmes of an additional inducement award of restricted stock units upon consummation of the Company’s next qualified financing for a number of shares of common stock that, when combined with 216,000 shares, equals three percent of the Company’s outstanding shares immediately following such qualified financing.  Each of the inducement awards will vest over four years, 12.5% on the date of grant and on each of the subsequent three quarters and the remainder in twelve equal quarterly amounts through the balance of the vesting period.

About Resonant Inc.
Resonant is a late-stage development company creating innovative filter designs for the RF front-end for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for analog signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals.

Resonant has developed and patented a fundamentally new method of designing RF filters it calls Infinite Synthesized Networks® (ISN®). Utilizing tools built using ISN as applied by its highly experienced team of developers, the Company can improve Surface Acoustic Wave (SAW) filters to work in difficult, Bulk Acoustic Wave (BAW) bands with performance that is competitive with best in class products that exist on the market today. Of late, the Company is also addressing the need for more complex products, including quadplexers and higher-order multiplexers.  Resonant is also developing a filter design that are reconfigurable, or will tune, to multiple bands and replace several existing filters while significantly reducing the overall size and cost of the RFFE.  For more information, please visit www.resonant.com.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements concerning the Mr. Holmes’ expected contributions to the commercialization of Resonant’s designs. Forward-looking statements are made as of the date of this release and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: Resonant’s ability to complete designs that meet customer specifications; the ability of its customers (or their manufacturers) to fabricate Resonant’s designs in commercial quantities; dependence on a small number of customers; the ability of Resonant’s designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in its industry renders Resonant’s designs less useful or obsolete;; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by Resonant’s forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Resonant’s most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and Resonant expressly disclaims any obligation or undertaking to update forward-looking statements.

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IR Contacts:
Resonant
Ina McGuinness
1-805-308-9488
IR@resonant.com

MZ North America
Matt Hayden
1-949-259-4986
matt.hayden@mzgroup.us